Exhibit 10.15

PARTICIPATION AGREEMENT

CORN PRODUCTS INTERNATIONAL INC.

EXECUTIVE LIFE INSURANCE PLAN

«Name»

«Name» (herein the “Participant”), and Corn Products International Inc., a Delaware corporation (“Corn Products”), enter into this Participation Agreement (the “Agreement”) effective as of January 1, 2001.

        Corn Products makes available to eligible employees certain benefits pursuant to the Corn Products International Inc. Executive Life Insurance Plan (the “Plan”) and in order to benefit from such Plan, an eligible employee is required to execute a Participation Agreement in this form. The Participant desires to participate in the Plan.

        Therefore, the Participant and Corn Products agree as follows:

1.	Corn Products hereby recognizes the Participant as a participant in the Plan subject to all of the terms and conditions of the Plan and all related documents including this Agreement.

2.	The Participant hereby acknowledges that the Participant’s coverage under the basic life insurance provided through the Participant’s employer, if any, is terminated as of December 31, 1999.

3.	Pursuant to the terms of the Plan, the Participant agrees to file an application for a life insurance policy (the “Policy”) on his or her life, through the procedure established by Corn Products.

4.	Upon the death of the Participant, the Participant’s designated beneficiary shall receive the amount provided in Exhibit A attached to this Agreement, and Corn Products shall be repaid for its premium payments (not including the portion of the premiums paid by the employee through withholding or otherwise).

5.	The terms of the Plan are hereby incorporated in this Participation Agreement by this reference, and by the execution of this Agreement, the Participant agrees to, acknowledges, and accepts, all of the terms and conditions of the Plan, specifically including but not limited to: (i) the withholding from the Participant’s wages of amounts equal to the Participant’s share of the premium payments under the Policy (a schedule showing the Participant’s share of the premiums to the year the Participant attains age 65, or if longer the 15th year from the Policy date, is set out in Exhibit A attached to this Agreement); (ii) Corn Products’ right to retain possession of the Policy as agent for the Participant (subject to the Participant’s right to inspect the Policy as provided in the Plan); (iii) the requirement that the Participant execute a collateral assignment of the Policy in a form acceptable to Corn Products; and (iv) Corn Products’ rights to amend or terminate this Agreement or the Plan at any time, subject to the Participant’s rights, if any, established at such time under this Agreement.

6.	The Participant may terminate this Agreement at any time on thirty (30) days written notice to the Corn Products Pension and Welfare Committee at the address provided in the Summary Plan Description for the Plan.

        The Participant and Corn Products have executed this Participation Agreement effective as of the 1st day of January, 2000.

CORN PRODUCTS INTERNATIONAL INC.

By:
Print Name:	Signature of Participant
Print Title:

COLLATERAL ASSIGNMENT

CORN PRODUCTS INTERNATIONAL INC.

EXECUTIVE LIFE INSURANCE PLAN

«Name»

«Name» (herein the “Participant”), and Corn Products International Inc., a Delaware corporation (“Corn Products”), have entered into a Participation Agreement (the “Agreement”), and pursuant to the Corn Products International Inc. Executive Life Insurance Plan (the “Plan”), and in accordance with the Agreement, the Participant will file Application Number                     for a life insurance policy (the “Policy”) on his or her life with Northwestern Mutual Life Insurance Company (the “Insurer”). Under the terms of the Agreement and for value received, the Participant has agreed to execute this Collateral Assignment to secure payment of the amounts to which Corn Products is entitled under the Agreement and the Plan (such amounts are herein called the “Liabilities”).

The Participant agrees that this Collateral Assignment shall be enforceable and shall take effect simultaneously with the beginning of coverage under the Policy even though this Collateral Assignment is executed before the Policy is issued.

        The Participant acknowledges that the Policy will be issued under New Jersey law and delivered in the State of Illinois to Corn Products as agent for the Participant.

        1. The Rights the Participant Transfers to Corn Products. Except for the Policy Rights the Participant retains under Section 2 below, the Participant hereby assigns and transfers to Corn Products all rights in the Policy (“Policy Rights”), and until the Liabilities are satisfied Corn Products may exercise any of such Policy Rights, subject only to the limitations set forth below. The Policy Rights the Participant hereby assigns include, but are not limited to, the following:

(a)	the right to receive the death benefit payable under the Policy (the “Death Benefit”), and to retain at least a portion of that Death Benefit as provided in the Plan and the Agreement, all subject to Section 2 below;

(b)	the right to surrender the Policy and receive any net surrender proceeds;

(c)	the right to exercise the Policy’s loan options, if any, and to receive the loan proceeds;

(d)	the right to pledge or assign the Policy as security for a loan from a third party;

(e)	the right to exchange the Policy for another cash value whole life policy, whether issued by the Insurer or another life insurance company;

(f)	the right to receive all distributions or shares of surplus, dividends, deposits or additions to the Policy;

(g)	the right to exercise the Policy’s nonforfeiture rights and to receive all benefits and advantages derived therefrom; and

(h)	the right to accept delivery of the Policy and to hold the Policy thereafter, as agent for the Participant.

Corn Products may exercise any or all of the assigned Policy Rights as it elects in its discretion, and it may exercise any or all of such rights without notice to the Participant or his or her beneficiary or any other person, and without the signed written consent of the Participant or any other person, and without affecting or releasing any assigned Policy Rights; except that Corn Products’s powers to exercise the assigned Policy Rights are subject to the following limitations: (1) prior to a default by the Participant as defined in the Plan (“Default”), Corn Products will not surrender or partially surrender the Policy, borrow under the Policy, or withdraw cash from the Policy, unless such surrender, borrowing, or withdrawal is for the sole purpose of paying a premium on the Policy which is due after the occurrence of a Reimbursement Trigger (as defined in the Plan); and (2) before the occurrence of a Reimbursement Trigger Corn Products will direct the Insurer to apply dividends on the Policy to purchase paid-up additional insurance. The foregoing will not in any way limit the rights of Corn Products to: (A) surrender the Policy after Default, (B) exchange the Policy at any time as provided in paragraph (e) above, or (C) direct the Insurer after the occurrence of a Reimbursement Trigger to pay premiums on the Policy with dividends, through the surrender of Policy values, or through a combination of dividends and surrendered values. If Corn Products receives amounts under this Collateral Assignment which are in excess of the amounts necessary to satisfy the Liabilities, Corn Products will pay such amounts to the person(s) entitled to receive them under the terms of the Policy.

        2. The Rights the Participant Retains. The Participant retains full ownership of the Policy subject to Section 1 above and retains the following specific Policy Rights: the right to make a gift of his or her interest in the Policy in accordance with Section 4.8 of the Plan; the right to designate and change from time to time the beneficiary of his or her share of the Death Benefit, and the right to elect that such Death Benefit be paid according to any optional mode of settlement permitted by the Policy or the Insurer. The Participant’s retention of these rights will not impair any Policy Rights the Participant has assigned to Corn Products. Any designation or change of beneficiary or election of a mode of settlement will be subject to this Collateral Assignment and to the rights of Corn Products hereunder.

3.	The Insurer. The Participant and Corn Products agree as follows:

(a)	The Insurer shall not be responsible for the sufficiency or validity of this Collateral Assignment and is not a party to the Agreement;

(b)	The Insurer is authorized to, and will be protected in, accepting the sole signature or request of Corn Products as to rights granted Corn Products by this Collateral Assignment and the sole signature or request of the Participant as to the rights the Participant retains;

(c)	The Insurer has no duty to determine the existence of any Default, the amount of any Liability, the purpose of any Policy loan or surrender of the Policy, or otherwise question the right of Corn Products to exercise any of the rights granted by this Collateral Assignment;

(d)	The Insurer is authorized to recognize Corn Products’ claims to rights granted by this Collateral Assignment without investigating the reason for any action taken by Corn Products, or the application to be made by Corn Products of any amounts to be paid to Corn Products;

(e)	The sole signature of Corn Products shall be sufficient for the exercise of any Policy Rights assigned by this Collateral Assignment, and the sole receipt of Corn Products for any sums received shall be a full discharge and release therefor to the Insurer, and

(f)	Unless otherwise requested by Corn Products, checks for all or any part of the sums payable under the Policy and assigned by this Collateral Assignment shall be drawn to the exclusive order of Corn Products if, when, and in such amounts as may be requested by Corn Products.

(g)	In paying the Participant’s share of the Death Benefit to the Participant’s beneficiary and the remainder of the Death Benefit to Corn Products, the Insurer shall be entitled to rely solely upon an affidavit of a properly authorized officer of Corn Products as to the amount payable to the Participant’s beneficiary and the amount payable to Corn Products. The Insurer’s payment of the Death Benefit made in reliance on, and in accordance with, such affidavit shall fully discharge the Insurer for the Death Benefit.

(h)	The Insurer shall not be bound or obligated in any way by any terms, provisions or conditions of the Participation Agreement, the Plan or any other agreement between the Participant and Corn Products, its successors or assigns. Any payment made or action taken by the Insurer in accordance with the provisions of, amendments (including this document) to, and endorsements on the Policy will constitute a full and complete discharge of the Insurer for said payment or action taken.

        4. Transfer of Policy and Other Actions. Pursuant to the terms of the Plan, within sixty (60) days following the occurrence of a Reimbursement Trigger, if the Participant fails to reimburse Corn Products as provided in the Plan, and fails to immediately transfer ownership of the Policy to Corn Products by signing such forms as Corn Products deems necessary, Corn Products shall immediately be the owner of the Policy and may take any action with respect to the Policy including changing the insured. Notwithstanding any other provision herein or otherwise, the Insurer shall be fully protected in taking any action directed by Corn Products with respect to the designation of the insured under the Policy and shall have no liability or obligation to the Participant with respct to such action.

        5. References, Construction and Definitions. In the event of any conflict between the provisions of this Collateral Assignment and provisions of the Participation Agreement with respect to the Policy or rights of collateral security therein, the provisions of this Collateral Assignment shall prevail.

The Participant has executed this Collateral Assignment effective as of the 31st day of January, 2000.

Witness	Signature of Participant

Received and filed by the Insurer at Milwaukee, Wisconsin, assuming no responsibility, however, as to its validity, and also reserving the right to require proof satisfactory to the Insurer of any party’s interest and the extent thereof before making any settlement under the Policy.

NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

Date:		By:

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